SUB-ITEM 77 O

Transactions effected pursuant to Rule 10f-3

ALLEGIANT ADVANTAG FUND: Allegiant Advantage Institutional Money
Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period December 1, 2008 through May 31, 2009 in accordance with the Trust's Rule 10f-3 Procedures.

ISSUER: Washington Post
Trade Date: 1/27/09
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker:  Citigroup Global Markets
Amount Purchased:  $2,000,000
Purchase Price: $.99.61
% of Issue:   .50   %


ALLEGIANT ADVANTAGE FUND: Allegiant Advantage Institutional
Money Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period December 1, 2008 through May 31, 2009 in accordance with the Trust's Rule 10f-3 Procedures.

ISSUER: Proctor & Gamble
Trade Date: 2/4/09
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: JP Morgan Chase
Amount Purchased: $10,000,000
Purchase Price: $1.00
% of Issue:     1%